Exhibit 99.1

ProSight Reports 2020 Third Quarter Results

Third Quarter Net Income from Continuing Operations and Adjusted Operating Income (1) of $1.5 million, $0.03 per Diluted Share.

MORRISTOWN, N.J., November 9, 2020 /PRNewswire/ -- ProSight Global, Inc. (New York Stock Exchange (“NYSE”): PROS) (ProSight) today reported results for the third quarter of 2020.

Highlights for the three months ended September 30, 2020 include:

●	Fully diluted book value per share (“BVPS”) of $13.34, an increase of 3.9% from $12.84 on June 30, 2020 and 11.1% from $12.01 on December 31, 2019.

●	Rate execution of 11.8%, excluding workers compensation, and 10.9%, including workers compensation, with acceleration throughout the quarter.

●	Net investment income of $20.3 million in the current quarter, an increase of 19.6% from the third quarter of 2019 driven by growth of the portfolio and strong investment results.

●	Pre-tax impact of catastrophes of $22.0 million in the current quarter, including $16.9 million of net losses and $5.1 million of related reinstatement premiums on reinsurance contracts. Most of the loss activity stems from Hurricane Laura and the California and Oregon wildfires.

●	Combined ratio of 108.3% compared to 98.3% in the third quarter of 2019, reflecting 11.6 points of catastrophe losses and the impact of related reinstatement premiums in the current quarter compared to 0.0 points in the third quarter of 2019. The combined ratio excluding the impact of catastrophes is 96.7% for the current period compared to 98.3% for the third quarter of 2019.

●	Current accident year loss ratio excluding the impact of catastrophes of 59.9% compared to 60.1% for the third quarter of 2019.

●	Strong expense management which resulted in $23.0 million of general and administrative expenses in the current quarter, a decrease of $3.0 million or 11.5% compared to the third quarter of 2019.

Larry Hannon, President & CEO:

"We extend our sympathies to all of those impacted by the events that caused so much damage on both coasts and in the Gulf this quarter. I’d like to thank our employees and distribution partners for responding quickly to our customers in their time of need.

“The third quarter was the largest catastrophe quarter in ProSight’s history.  Despite the cat losses and the ongoing impact of COVID-19 in the quarter, we did generate positive net income, grow our book value per share, and post a 59.9% loss ratio excluding cats and related items.

“We saw an increase in submissions along with strong rate execution, both of which continue into the fourth quarter. Overall, we are executing well in this environment, providing exceptional service to our insureds and distribution partners, and setting the stage for profitable growth in the years ahead.”

Results of Operations for the three months ended September 30, 2020:

Net income from continuing operations was $1.5 million, or $0.03 per diluted share, for the third quarter of 2020 compared to $8.4 million, or $0.19 per diluted share, for the third quarter of 2019. Adjusted operating income (1) was $1.5 million, or $0.03 per diluted share, for the third quarter of 2020 compared to $13.8 million, or $0.32 per diluted share, for the third quarter of 2019.

Gross written premium (“GWP”) including Other(2), decreased 10.4% for the third quarter of 2020 when compared to the third quarter of 2019. GWP(2) from customer segments was $201.9 million for the third quarter of 2020 compared to $223.9 million for the third quarter of 2019, a decrease of 9.8%, primarily due to the impact of COVID-19 on our Transportation and Media & Entertainment customer segments, and a contraction in the Consumer Services customer segment from a  decision to reduce monoline workers’ compensation.

Underwriting loss (1) was $14.2 million for the third quarter of 2020 compared to an underwriting income of $3.3 million for the third quarter of 2019. The combined ratio for the third quarter of 2020 was 108.3% compared to 98.3% for the third quarter of 2019.  Excluding the impact of catastrophes, the combined ratio for the third quarter of 2020 was 96.7% compared to 98.3% in the third quarter of 2019.

The loss ratio was 71.5% for the third quarter of 2020 compared to 62.8% for the third quarter of 2019.   The current accident year loss ratio was 71.5% for the third quarter of 2020 compared to 60.1% for the third quarter of 2019.  The current accident year loss ratio, excluding the impact of catastrophes was 59.9%.

The loss ratio for the third quarter of 2020 included no prior accident year loss impact compared to 2.7 percentage points ($5.5 million) of unfavorable prior accident year loss development in the third quarter of 2019.

The expense ratio was 36.8% for the third quarter of 2020 compared to 35.5% in the third quarter of 2019 (36.3% adjusted for the effect of Whole Account Quota Share (“WAQS”)(3)), with the increase from reduced earned premium driven by COVID-19, reinsurance reinstatement premiums in the current quarter, and a ceding commission benefit from WAQS in the third quarter of 2019. The policy acquisition expense ratio was 23.4% in the third quarter of 2020 compared to 22.7% in the third quarter of 2019 (23.5% adjusted for the effect of WAQS (3)). The general and administrative expense ratio was 13.4% in the third quarter of 2020 compared to 12.8% in the third quarter of 2019.

Net investment income increased by 19.6% to $20.3 million for the third quarter of 2020, compared to $17.0 million for the third quarter of 2019.  The increase in net investment income was primarily driven by year over year growth in the book value of the investment portfolio of 12.4% to $2.4 billion and unrealized gains from our limited partnerships, partially offset by a decline in investment yields on fixed maturity securities.

Realized investment gains, net of realized losses, for the third quarter of 2020 were $1.4 million compared to $0.2 million for the third quarter of 2019.

Total stockholders’ equity was $607.9 million as of September 30, 2020, compared to $543.0 million as of December 31, 2019.  Tangible stockholders’ equity (4) was $578.7 million as of September 30, 2020, compared to $513.8 million as of December 31, 2019. The increases in total stockholders’ equity and tangible stockholders’ equity (4) were primarily driven by $26.1 million of net income in the first nine months of 2020 and an increase in other comprehensive income of $33.6 million, driven by net unrealized gains on investment securities.

Fully diluted book value per share at September 30, 2020 was $13.34, a 11.1% increase from December 31, 2019. Fully diluted tangible book value per share(4) was $12.70 at September 30, 2020, a 11.7% increase from December 31, 2019.

(1) Adjusted operating income and underwriting (loss) income are non-generally accepted accounting principles (“GAAP”) measures. See “Reconciliation of Non-GAAP Measures”.

(2) Total GWP for the third quarter of 2020 including Other were $203.5 million. Other includes GWP from certain niches that are no longer part of our customer segments. “Other” includes GWP from (i) primary and excess workers’ compensation coverage for exited Self-Insured Groups (ii) niches exited prior to 2018, many with a concentration in commercial auto, (iii) certain fronting arrangements in which all premium written is ceded to a third party, (iv) participation in industry pools, and (v) emerging new business.

(3) In connection with the divestment of our U.K. business, New York Marine as reinsured entered into the WAQS with third party reinsurers to maintain reasonable underwriting leverage within New York Marine and its subsidiary insurance companies during a transition period following the U.K. divestment. The effective date of the WAQS was April 1, 2017. During 2018 and following the transition of the U.S. business back to New York Marine, the WAQS were terminated. Effective January 1, 2020, the WAQS was commuted at an amount equal to ceded reserves. The effect of the WAQS on our results of operations is primarily reflected in our ceded written premiums, losses and LAE, as well as our underwriting, acquisition and insurance expenses.

(4) Tangible stockholders’ equity and fully diluted tangible book value per share are non-GAAP measures. Tangible stockholders’ equity is total stockholders’ equity excluding the value of goodwill and other intangible assets.  Fully diluted tangible book value per share is total stockholders’ equity excluding the value of goodwill and other intangible assets divided by the number of common shares outstanding, unvested restricted shares and vested not issued shares. See “Reconciliation of Non-GAAP Measures”.

Conference Call

As previously announced, on Tuesday, November 10, 2020 at 10:00 a.m. EST, ProSight senior management will host a conference call to discuss third quarter 2020 financial results.

The call will be available via webcast at https://investors.prosightspecialty.com/ or by dialing (866) 497-6416 (within the United States) or (825) 312-2110 (international), using the passcode 6198537.  A replay of the call will be available at 1:00 p.m. on Tuesday, November 10, 2020, until 11:59 p.m. Tuesday, November 17, 2020, and can be accessed by dialing (800) 585-8367 or (416) 621-4642, using the passcode 6198537. The webcast will be available one hour after the call concludes and will be archived on our website for one year.

About ProSight

Founded in 2009 and headquartered in Morristown, New Jersey, ProSight Global, Inc. is an innovative property and casualty insurance company that designs unique insurance solutions to help customers improve their business and realize value from their insurance purchasing decision. The company focuses on select niche industries, deploying differentiated underwriting and claims expertise with the goal of enhancing each customer’s operating performance.  ProSight’s products are sold through a limited and select group of retail and wholesale distribution partners.  Each of ProSight’s regulated insurance company subsidiaries are rated “A-” (Excellent) by A.M. Best. ProSight’s shares trade on the NYSE under the ticker symbol PROS. To learn more about ProSight visit www.prosightspecialty.com.

Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements include statements relating to future developments in ProSight’s business or expectations for ProSight’s future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “should,” “seek,” “continue,” and other words and terms of similar meaning.  ProSight’s management believes that these forward-looking statements are reasonable as of the time made.  However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made.  Except as required by law, ProSight undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.  Forward-looking statements are subject to known and unknown risks and uncertainties, including without limitation, the following: performance of, and our relationships with, third-party agents and vendors on which we rely to distribute certain business on our behalf, adequacy of our loss reserves including as a result of changes in the legal, regulatory, and economic environments in which the Company operates or the impacts of COVID-19, judicial, legislative, regulatory and other governmental developments, including in response to COVID-19, litigation tactics and developments, the effects of natural and man-made catastrophic events, the availability and affordability of reinsurance, changes in the business, financial condition or results of operations of the entities in which we invest, infection rates and severity and duration of pandemics, including COVID-19, and their direct and indirect effects on our investments, business operations, customers (including claims activity) and third parties, as well as management’s response to these factors. ProSight cautions you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes may differ materially from those made in or suggested by the forward-looking statements contained in this release.  For a discussion of some of the risks and important factors that could affect ProSight’s future results and financial condition, see our filings with the U.S. Securities and Exchange Commission (“SEC”), including, but not limited to, the risks and uncertainties included under the captions “Risk Factors” in ProSight’s Annual Report on Form 10-K/A for the period ended December 31, 2019 filed on March 10, 2020, as updated by ProSight’s Quarterly Reports on Form 10-Q and its other periodic filings with the SEC.  References to “we,” “us,” “our,” the “Company” and “ProSight”, refer to ProSight Global, Inc. and its consolidated subsidiaries.

Reorganization

ProSight was incorporated in Delaware in 2010.  Prior to July 25, 2019, ProSight was a wholly owned subsidiary of ProSight Global Holdings Limited (“PGHL”), a Bermuda holding company.  Effective July 25, 2019, PGHL merged with and into ProSight, with ProSight surviving the merger. As a result of the merger, all shares of PGHL then outstanding were converted into the right to receive, without interest, 6.46 shares of ProSight for each share of PGHL.  The historical share and per share figures contained in this release relating to periods prior to and including June 30, 2019 have been restated to give effect to this conversion, including reclassifying an amount equal to the change in value of common stock to additional paid-in capital, as of the stated period or date.  Further details regarding this merger and related reorganization transactions are included in ProSight’s Annual Report on Form 10-K/A for the period ended December 31, 2019 filed on March 10, 2020.

Non-GAAP Financial Measures

In presenting ProSight Global, Inc.’s results, management has included financial measures that are not calculated under standards or rules that comprise of U.S. GAAP. Such measures, including underwriting income, adjusted operating income, adjusted operating return on equity, adjusted operating return on tangible equity, adjusted loss excluding WAQS, adjusted expense ratio excluding WAQS, adjusted combined ratio excluding WAQS, tangible stockholders’ equity, tangible book value per share and fully diluted tangible book value per share are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those measures determined in accordance with GAAP.  Reconciliations of these non-GAAP financial measures to the most comparable GAAP figures are included at the end of this press release.

Inquiries:
Joe Hathaway
JHathaway@prosightspecialty.com
973.532.1706

PROSIGHT GLOBAL, INC

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

($ in thousands, except share amounts)

	September 30	December 31
	2020	2019
Assets
Investments:
Fixed maturity securities, available-for-sale at fair value (amortized cost $2,176,775 in 2020 and $1,999,403 in 2019, allowance for credit losses $(1,670) in 2020 and $0 in 2019)	$2,260,193	$2,040,682
Commercial levered loans at amortized cost (fair value $12,991 in 2020 and $13,950 in 2019)	13,433	14,069
Non-redeemable preferred stock securities at fair value (cost $11,670 in 2020 and $0 in 2019)	11,913	—
Bond exchange-traded funds at fair value (cost $12,878 in 2020 and $0 in 2019)	12,838	—
Limited partnerships and limited liability companies at fair value (cost $73,358 in 2020 and $62,226 in 2019)	84,608	66,660
Short-term investments	154	43,873
Total investments	2,383,139	2,165,284

Cash and cash equivalents	26,609	17,284
Restricted cash	7,625	10,213
Accrued investment income	13,967	13,610
Premiums and other receivables, net	134,915	190,004
Receivable from reinsurers on paid losses, net	2,571	3,481
Reinsurance receivables on unpaid losses, net	158,856	193,952
Deferred policy acquisition costs	93,298	98,812
Prepaid reinsurance premiums	60,392	42,861
Net deferred income taxes	—	4,803
Goodwill and net intangible assets	29,166	29,189
Fixed assets and capitalized software, net	34,961	37,167
Funds withheld related to sale of affiliate	19,529	19,453
Other assets	27,708	29,537
Assets of discontinued operations	23,484	21,584
Total assets	$3,016,220	$2,877,234

Liabilities
Reserve for unpaid losses and loss adjustment expenses	$1,589,162	$1,521,648
Reserve for unearned premiums	443,528	483,223
Ceded reinsurance payable	34,693	17,768
Notes payable, net of debt issuance costs	199,947	164,693
Secured loan payable, net of debt issuance costs	24,243	—
Funds held under reinsurance agreements	21,895	58,855
Net deferred income taxes	4,976	—
Other liabilities	55,950	56,438
Liabilities of discontinued operations	33,954	31,578
Total liabilities	2,408,348	2,334,203

Stockholders’ equity
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; 43,436,134 and 43,071,186 shares issued, 43,423,214 and 43,058,266 shares outstanding in 2020 and 2019, respectively	434	431
Paid-in capital	666,875	661,761
Accumulated other comprehensive income	71,029	37,453
Retained deficit	(130,266)	(156,414)
Treasury shares - at cost (12,920 shares)	(200)	(200)
Total stockholders’ equity	607,872	543,031
Total liabilities and stockholders’ equity	$3,016,220	$2,877,234

PROSIGHT GLOBAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

($ in thousands)

	Three Months Ended September 30		Nine Months Ended September 30
	2020	2019	2020	2019

Gross written premiums	$203,539	$227,196	$603,717	$718,066

Revenues:
Net earned premiums	172,376	202,455	559,667	600,543
Net investment income	20,307	16,974	52,913	51,530
Realized investment gains, net	1,398	245	3,521	495
Other income	61	196	274	386
Total revenues	194,142	219,870	616,375	652,954

Expenses:
Net losses and loss adjustment expenses incurred	123,249	127,196	363,279	372,644
Policy acquisition expenses	40,387	45,953	129,406	138,059
General and administrative expenses	22,986	25,967	76,038	79,189
Interest expense	4,216	3,216	10,388	9,725
Other expense	1,394	7,162	4,521	14,332
Total expenses	192,232	209,494	583,632	613,949

Income from continuing operations before income taxes	1,910	10,376	32,743	39,005

Income tax provision:
Current	407	146	6,154	369
Deferred	5	1,869	997	7,884
Total income tax expense	412	2,015	7,151	8,253

Net income from continuing operations	1,498	8,361	25,592	30,752
Discontinued operations:
Net income (loss) from discontinued operations	20	(49)	556	(382)
Net income	$1,518	$8,312	$26,148	$30,370

Return on equity (1)	1.0%	6.8%	5.9%	8.9%

Adjusted operating income (2)	$1,495	$13,825	$26,374	$41,683

Adjusted operating return on equity (3)	1.0%	11.2%	6.1%	12.1%

(1) Return on equity is net income from continuing operations expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

(2) Adjusted operating income is a non-GAAP measure. See “Reconciliation of Non-GAAP Measures”.

(3) Adjusted operating return on equity is a non-GAAP measure.   Adjusted operating return on equity is adjusted operating income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

PROSIGHT GLOBAL, INC.

FACTORS AFFECTING THE RESULTS OF OPERATIONS (WAQS) (UNAUDITED)

($ in thousands)

	Three Months Ended September 30, 2020			Three Months Ended September 30, 2019
	Including	Effect of	Excluding	Including	Effect of	Excluding
	WAQS	WAQS	WAQS	WAQS	WAQS	WAQS
Gross written premiums	$203,539	$—	$203,539	$227,196	$—	$227,196
Ceded written premiums	(44,135)	—	(44,135)	(17,722)	(6)	(17,716)
Net written premiums	$159,404	$—	$159,404	$209,474	$(6)	$209,480
Net retention(1)	78.3%	—	78.3%	92.2%	—	92.2%
Net earned premiums	$172,376	$—	$172,376	$202,455	$—	$202,455
Losses and LAE	123,249	—	123,249	127,196	1,632	125,564
Underwriting, acquisition and insurance expenses	63,373	—	63,373	71,920	(1,632)	73,552
Underwriting (loss) income (2)	$(14,246)	$—	$(14,246)	$3,339	$—	$3,339
Loss and LAE ratio	71.5%	—	—	62.8%	—	—
Expense ratio	36.8%	—	—	35.5%	—	—
Combined ratio	108.3%	—	—	98.3%	—	—
Adjusted loss and LAE ratio(3)	—	—	71.5%	—	—	62.0%
Adjusted expense ratio(3)	—	—	36.8%	—	—	36.3%
Adjusted combined ratio(3)	—	—	108.3%	—	—	98.3%

Effect of prior year reserve development unfavorable (4)	$52	$—	$52	$5,495	$1,632	$3,863

	Nine Months Ended September 30, 2020			Nine Months Ended September 30, 2019
	Including	Effect of	Excluding	Including	Effect of	Excluding
	WAQS	WAQS	WAQS	WAQS	WAQS	WAQS
Gross written premiums	$603,717	$—	$603,717	$718,066	$—	$718,066
Ceded written premiums	(97,507)	—	(97,507)	(88,122)	(3)	(88,119)
Net written premiums	$506,210	$—	$506,210	$629,944	$(3)	$629,947
Net retention(1)	83.8%	—	83.8%	87.7%	—	87.7%
Net earned premiums	$559,667	$—	$559,667	$600,543	$3	$600,540
Losses and LAE	363,279	—	363,279	372,644	3,839	368,805
Underwriting, acquisition and insurance expenses	205,444	—	205,444	217,248	(3,837)	221,085
Underwriting (loss) income (2)	$(9,056)	$—	$(9,056)	$10,651	$1	$10,650
Loss and LAE ratio	64.9%	—	—	62.1%	—	—
Expense ratio	36.7%	—	—	36.2%	—	—
Combined ratio	101.6%	—	—	98.3%	—	—
Adjusted loss and LAE ratio(3)	—	—	64.9%	—	—	61.4%
Adjusted expense ratio(3)	—	—	36.7%	—	—	36.8%
Adjusted combined ratio(3)	—	—	101.6%	—	—	98.2%

Effect of prior year development unfavorable (favorable) (4)	$560	$—	$560	$2,367	$3,839	$(1,472)

(1) Net retention is a non-GAAP measure. We define net retention as the ratio of net written premiums to gross written premiums.

(2) Underwriting (loss) income is a non-GAAP measure. See “Reconciliation of Non-GAAP Financial Measures”.

(3) Adjusted loss ratio and adjusted expense ratio are non-GAAP financial measures. We define adjusted loss ratio and adjusted expense ratio as the corresponding ratio excluding the effects of the WAQS. We use these adjusted ratios as internal performance measures in the management of our operations because we believe they give our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Our adjusted loss and LAE ratio, adjusted expense ratio and adjusted combined ratio should not be viewed as substitutes for our loss and LAE ratio, expense ratio and combined ratio, respectively.

(4) The effect of prior year reserve development is included within losses and LAE.

PROSIGHT GLOBAL, INC.

SUPPLEMENTARY UNDERWRITING INFORMATION (EXCLUDING WAQS)

(UNAUDITED)

($ in thousands)

	Three Months Ended September 30		Nine Months Ended September 30
	2020	2019	2020	2019

Gross written premiums	$203,539	$227,196	$603,717	$718,066
Net written premiums	159,404	209,480	506,210	629,947
Net earned premiums	172,376	202,455	559,667	600,540

Net losses and LAE	123,249	125,564	363,279	368,805
Catastrophe loss and LAE	16,893	—	20,526	3,000
Unfavorable (favorable) prior year reserve development	52	3,863	560	(1,472)
Underwriting, acquisition, and insurance expenses	63,373	73,552	205,444	221,085
Policy acquisition expenses	40,387	47,585	129,406	141,896
General and administrative expenses	22,986	25,967	76,038	79,189

Underwriting (loss) income	$(14,246)	$3,339	$(9,056)	$10,650

Adjusted underwriting ratios

Ex-cat current accident year loss and LAE ratio (1)	59.9%	60.1%	60.6%	61.2%
Catastrophe loss and LAE ratio	11.6	—	4.2	0.5
Unfavorable (favorable) prior year reserve development ratio	—	1.9	0.1	(0.3)
Adjusted loss and LAE ratio	71.5%	62.0%	64.9%	61.4%

Policy acquisition expense ratio	23.4%	23.5%	23.1%	23.6%
General and administrative expense ratio	13.4	12.8	13.6	13.2
Adjusted expense ratio	36.8%	36.3%	36.7%	36.8%

Adjusted combined ratio	108.3%	98.3%	101.6%	98.2%

(1) Ex-cat current accident year loss and LAE ratio is adjusted to exclude the impact of reinsurance reinstatement premiums related to catastrophe losses incurred during the period from net earned premium.

PROSIGHT GLOBAL, INC.

SUPPLEMENTARY UNDERWRITING INFORMATION (UNAUDITED)

($ in thousands)

	Three Months Ended September 30		Nine Months Ended September 30
	2020	2019	2020	2019

Gross written premiums	$203,539	$227,196	$603,717	$718,066
Net written premiums	159,404	209,474	506,210	629,944
Net earned premiums	172,376	202,455	559,667	600,543

Net losses and LAE	123,249	127,196	363,279	372,644
Catastrophe loss and LAE	16,893	—	20,526	3,000
Unfavorable prior year reserve development	52	5,495	560	2,367
Underwriting, acquisition, and insurance expenses	63,373	71,920	205,444	217,248
Policy acquisition expenses	40,387	45,953	129,406	138,059
General and administrative expenses	22,986	25,967	76,038	79,189

Underwriting (loss) income	$(14,246)	$3,339	$(9,056)	$10,651

Underwriting ratios

Ex-cat current accident year loss and LAE ratio (1)	59.9%	60.1%	60.6%	61.2%
Catastrophe loss and LAE ratio	11.6	—	4.2	0.5
Unfavorable prior year reserve development ratio	—	2.7	0.1	0.4
Loss and LAE ratio	71.5%	62.8%	64.9%	62.1%

Policy acquisition expense ratio	23.4%	22.7%	23.1%	23.0%
General and administrative expense ratio	13.4	12.8	13.6	13.2
Expense ratio	36.8%	35.5%	36.7%	36.2%

Combined ratio	108.3%	98.3%	101.6%	98.3%

(1) Ex-cat current accident year loss and LAE ratio is adjusted to exclude the impact of reinsurance reinstatement premiums related to catastrophe losses incurred during the period from net earned premium.

PROSIGHT GLOBAL, INC.

SHARE AND PER SHARE INFORMATION (UNAUDITED)

	September 30	December 31
	2020	2019
Shares outstanding	43,423,214	43,058,266
Fully diluted shares outstanding	45,573,410	45,196,716

Book value per share(1)	$14.00	$12.61
Book value per share (fully diluted)(1)	$13.34	$12.01
Tangible book value per share(1)	$13.33	$11.93
Tangible book value per share (fully diluted)(1)	$12.70	$11.37

	Three Months Ended September 30		Nine Months Ended September 30
(share amounts in thousands)	2020	2019	2020	2019
Weighted average basic shares outstanding	43,916	42,642	43,879	40,120
Weighted average diluted shares outstanding	44,018	43,060	44,030	40,661

Earnings per share - basic:
Net income from continuing operations	$0.03	$0.20	$0.58	$0.77
Adjusted operating income(2)	$0.03	$0.32	$0.60	$1.04

Earnings per share - diluted:
Net income from continuing operations	$0.03	$0.19	$0.58	$0.76
Adjusted operating income(2)	$0.03	$0.32	$0.60	$1.03

Adjusted operating return on equity ("ROE") (3)	1.0%	11.2%	6.1%	12.1%
Adjusted operating return on tangible equity ("ROTE")(3)	1.1%	11.9%	6.4%	12.9%

(1) Book value per share is total stockholders’ equity divided by the number of common shares outstanding. Fully diluted book value per share is total stockholders’ equity divided by the number of common shares outstanding, unvested restricted shares and vested non issued shares. Tangible book value per share and fully diluted tangible book value per share are non-GAAP measures. Tangible book value per share is total stockholders’ equity excluding the value of goodwill and other intangible assets divided by the number of common shares outstanding. Fully diluted tangible book value per share is total stockholders’ equity excluding the value of goodwill and other intangible assets divided by the number of common shares outstanding, unvested restricted shares, and vested non-issued shares. See “Reconciliation of Non-GAAP Financial Measures”.

(2) Adjusted operating income is a non-GAAP measure. See “Reconciliation of Non-GAAP Financial Measures”.

(3) Adjusted operating return on equity and adjusted operating return on tangible equity are non-GAAP measures. Adjusted operating return on equity is adjusted operating income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period. Adjusted operating return on tangible equity is adjusted operating income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity, excluding goodwill and other intangible assets, during the period.

PROSIGHT GLOBAL, INC.

GROSS WRITTEN PREMIUM BY CUSTOMER SEGMENT (UNAUDITED)

($ in millions)

	Three Months Ended September 30			Nine Months Ended September 30
	2020	2019	% Change	2020	2019	% Change
Construction	$27.4	$27.3	0.4%	$79.6	$83.1	(4.2)%
Consumer Services	23.7	35.5	(33.2)	95.0	100.9	(5.8)
Marine and Energy	27.7	26.1	6.1	87.3	71.5	22.1
Media and Entertainment	17.3	28.7	(39.7)	65.3	90.8	(28.1)
Professional Services	34.7	27.0	28.5	96.3	85.7	12.4
Real Estate	34.9	41.6	(16.1)	115.4	116.9	(1.3)
Sports	5.4	8.1	(33.3)	19.6	22.8	(14.0)
Transportation	30.8	29.6	4.1	39.9	79.4	(49.7)
Customer segments subtotal	201.9	223.9	(9.8)	598.4	651.1	(8.1)
Other	1.6	3.3	(51.5)	5.3	67.0	(92.1)
Total	$203.5	$227.2	(10.4)%	$603.7	$718.1	(15.9)%

Reconciliation of Non-GAAP Financial Measures

Underwriting (loss) income is a non-GAAP financial measure that we believe is useful in evaluating our underwriting performance without regard to investment income. Underwriting income represents the pre-tax profitability of our insurance operations and is derived by subtracting losses and LAE, and underwriting, acquisition and insurance expenses from net earned premiums. We use underwriting (loss) income as an internal performance measure in the management of our operations because we believe it gives us and users of our financial information useful insight into our results of operations and our underlying business performance. Underwriting (loss) income should not be considered in isolation or viewed as a substitute for net income calculated in accordance with GAAP. Other companies may calculate underwriting (loss) income differently.

Net income from continuing operations for the three months and nine months ended September 30, 2020 and 2019 reconciles to underwriting income as follows:

	Three Months Ended September 30		Nine Months Ended September 30
($ in thousands)	2020	2019	2020	2019
Net income from continuing operations	$1,498	$8,361	$25,592	$30,752
Income tax expense	412	2,015	7,151	8,253
Income from continuing operations before taxes	1,910	10,376	32,743	39,005

Net investment income	20,307	16,974	52,913	51,530
Realized investment gains, net	1,398	245	3,521	495
Interest and other expense, net	5,549	10,182	14,635	23,671
Underwriting (loss) income	$(14,246)	$3,339	$(9,056)	$10,651

Adjusted operating income is a non-GAAP financial measure that we use as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and underlying business performance, by excluding items that are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future. Adjusted operating income should not be considered in isolation or viewed as a substitute for net income from continuing operations calculated in accordance with GAAP. Other companies may calculate adjusted operating income differently.

Net income from continuing operations for the three months and nine months ended September 30, 2020 and 2019 reconciles to adjusted operating income as follows:

	Three Months Ended September 30		Nine Months Ended September 30
($ in thousands)	2020	2019	2020	2019
Net income from continuing operations	$1,498	$8,361	$25,592	$30,752
Income tax expense	412	2,015	7,151	8,253
Income from continuing operations before taxes	1,910	10,376	32,743	39,005

Other expense (1)	1,394	7,162	4,521	14,332
Realized investment gains, net	(1,398)	(245)	(3,521)	(495)
Adjusted operating income before taxes	1,906	17,293	33,743	52,842
Less: income tax expense on adjusted operating income	411	3,468	7,369	11,159
Adjusted operating income	$1,495	$13,825	$26,374	$41,683

(1)	Other expense within the adjusted operating income includes non-recurring grants of restricted stock units in connection with the initial public offering and costs associated with the transition of our former Chief Executive Officer.

Tangible stockholders’ equity is a non-GAAP financial measure that we use as an internal performance measure to evaluate the strength of our balance sheet and to compare returns relative to this measure. We define tangible stockholders’ equity as stockholders’ equity less goodwill and net intangible assets. Tangible stockholders’ equity should not be considered in isolation or viewed as a substitute for stockholders’ equity calculated in accordance with GAAP. Other companies may calculate tangible stockholders’ equity differently.

Stockholders’ equity at September 30, 2020 and December 31, 2019 reconciles to tangible stockholders’ equity as follows:

	September 30, 2020	December 31, 2019

($ in thousands except per share amounts)
Stockholders’ equity	$607,872	$543,031
Less: goodwill and net intangible assets	29,166	29,189
Tangible stockholders’ equity	$578,706	$513,842
Book value per share	$14.00	$12.61
Book value per share (fully diluted)	$13.34	$12.01
Tangible book value per share	$13.33	$11.93
Tangible book value per share (fully diluted)	$12.70	$11.37